Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 25

DATED SEPTEMBER 12, 2007

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 24 thereto dated September 6, 2007, Supplement No. 23 thereto dated August 24, 2007, Supplement No. 22 thereto dated August 15, 2007, Supplement No. 21 thereto dated June 29, 2007, Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23 and 24 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23 and 24.

This prospectus supplement includes the attached Form 8-K dated September 12, 2007 as filed by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 12, 2007.

*	The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 12, 2007, Biovest International, Inc., the Company’s majority owned subsidiary (“Biovest”) filed a Form 8-K disclosing certain financing transactions. A copy of the Biovest Form 8-K is attached hereto as Exhibit 10.1 and the information contained therein is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: September 12, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	8-K filed by Biovest International, Inc on September 12, 2007 (File No. 000-11480)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 11, 2007, the Company entered into loan documentation for two financing transactions with Directors of the Company, as follows:

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Francis E. O’Donnell, Jr. M.D., a Director and Vice-Chairman of the Company and Chairman and CEO of the Company’s parent, Accentia Biopharmaceuticals, Inc., in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note.

•

The Company issued an Unsecured Promissory Note in the amount of $100,000 to Ronald Osman, a Director of the Company in consideration of a loan in the principal amount of $100,000 to be used by the Company for operating expenses. This unsecured Note bears interest at prime rate plus 2%, is non-amortizing and payable in a single lump sum of principal and accrued interest at maturity, and will mature at the earlier of the date of closing of a sale of non-strategic assets of the Company with net proceeds of $5 million or greater or one year from the date of the Note. In addition, the Company agreed to issue to Mr. Osman a Warrant to purchase up to 909,090 shares of the Company’s common stock at an exercise price of $1.10 per share. The exercise price may be paid by Mr. Osman in cash or through a cashless exercise by surrendering a portion of the warrant or underlying warrant shares with a fair market value at the time of exercise equal to the exercise price. The warrant will expire on September 5, 2014.

Also on September 11, 2007, the Company entered into loan documentation for a financing transaction with Philip Rosensweig, an individual investor, as follows:

•

The Company issued a Subordinated Promissory Note in the amount of $300,000 (the “Subordinated Note”) to Mr. Rosensweig pursuant to a Note Purchase Agreement (the “Purchase Agreement”). This Subordinated Note is non-interest bearing and non-amortizing and payable in a single lump sum of principal at maturity. The Subordinated Note will mature one year from the date of issuance of the Subordinated Note.

•

Pursuant to the Purchase Agreement, upon maturity of the Subordinated Note, the Company has agreed to issue to Mr. Rosensweig shares of the Company’s common stock valued at $300,000, priced at the lower of $1.10 per share or a 15% discount to the volume weighted average price of the Company’s common stock over the 60 days preceding maturity, with limitation as to the minimum price.

2

The Company has entered into an understanding with Pulaski Bank and Trust Company of St. Louis (“Pulaski”) whereby Pulaski has agreed to extend the maturity date on the Company’s existing Promissory Note in the principal amount of $1,000,000 (the “$1,000,000 Note”) through October 5, 2007 and to defer the payment of certain renewal fees through and until the maturity date of both the $1,000,000 Note and the Company’s existing Promissory Note in the principal amount of $750,000 (the “$750,000 Note”), which matures on September 21, 2007. In consideration of these extensions and deferrals, the Company has agreed to issue to Pulaski a Warrant to purchase up to 67,282 shares of the Company’s common stock at an exercise price of $1.10 per share, fully vested upon issuance with a five-year term. In addition, the Company has agreed to make immediate payment to Pulaski of all interest due on both the $1,000,000 Note and the $750,000 Note through their respective maturity dates. The parties are in the process of reducing the understanding to writing.

Each of the notes, shares and warrants described above were issued by the Company as described above in transactions that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D under the Securities Act. Such sale and issuance did not involve any public offering, was made without general solicitation or advertising, and all parties to the transactions are accredited investors with access to all relevant information necessary to evaluate the investment and represented to us that the Notes and Warrants were being acquired for investment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty
James A. McNulty,
Chief Financial Officer

Date: September 12, 2007

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